Pricing Supplement No. 131L Dated June 21, 2001                   Rule 424(b)(5)
(To Prospectus dated  February 11, 2000 and                File No's. 333-94393
and  Prospectus Supplement dated  February 11, 2000)

         J.P. MORGAN CHASE & CO.
         (formerly known as The Chase Manhattan Corporation)

[X]      Senior Medium-Term Notes, Series C
         Due From Nine Months to Thirty Years from  Date of Issue

[   ]    Subordinated Medium Term Notes, Series A
         Due From Nine Months to Thirty Years from Date of Issue

         Principal Amount:            $   55,000,000.00
         Issue Price:                               100%
         Commission or Discount:      $       79,200.00
         Proceeds to Company:         $   54,920,800.00

                                                  Principal Amount
                  Agent                           To be Purchased
                  -----                           ---------------
         J.P. MORGAN SECURITIES INC.              $ 53,900,000.00
         ABN AMRO INCORPORATED                    $    550,000.00
         MCDONALD INVESTMENTS, INC.               $    550,000.00


Agents' Capacity:   [ ]   As agent        [X]  As principal
  if as principal

     [ ] The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

     [X] The Notes are being offered at a fixed initial public offering price equal to the Issue Price ( as a percentage of Principal Amount).

         Original Issue Date:   June 26, 2001
         Stated Maturity:       June 28, 2004

         Form:  [X]   Book-entry          [_]  Certificated
         Currency:  U.S. Dollars

     [ ]   Fixed Rate Note:
           Interest Rate:

     [X]   Floating Rate Note: CD [  ]  Commercial Paper Rate [ ]
                    Federal Fund Effective Rate [ ] LIBOR Telerate [X] LIBOR Reuters [ ] Treasury Rate [ ] Prime Rate [ ]
                    CMT [   ]

Initial Interest Rate:

Interest  Determination  Dates: Two London business days prior to interest reset dates.

Interest  Payment  Dates:       The 28th day of September, December, March and
                                June commencing with September 28th, 2001.

Interest  Reset Dates:          The 28th day of September, December, March and
                                June commencing with September 28th, 2001.

         Index Maturity:        3 mo. LIBOR
         Spread (+/-):          +12 BP
         Spread Multiplier:
         Maximum Interest Rate:     Minimum Interest Rate:
         Optional Redemption:   Yes [ ]   No [X]

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Other:  On December 31, 2000, J.P. Morgan & Co.  Incorporated ("J.P.
        Morgan")   merged   with  and  into  The   Chase   Manhattan
        Corporation ("Chase"). Upon completion of the merger, Chase changed its name to J.P. Morgan Chase & Co.

        The merger was accounted for as a pooling of interests. As a result, financial information following completion of the merger and incorporated by reference in the prospectus and prospectus supplement to which this pricing supplement is attached presents the combined results of Chase and J.P. Morgan as if the merger had been in effect for all periods presented.